Exhibit 1

LSI LOGIC CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated

               The following constitutes the provisions of the Employee Stock Purchase Plan (the “Plan”) of LSI Logic Corporation.

1.           PURPOSE.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.  It is the intention of the Company that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended.  The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.           DEFINITIONS.

               (a)          “Board” means the Board of Directors of the Company, or to the extent authorized by the Board, a Committee of the Board.

               (b)          “Code” means the Internal Revenue Code of 1986, as amended.

               (c)          “Common Stock” means the common stock of the Company.

               (d)          “Company” means LSI Logic Corporation and any Designated Subsidiary of the Company.

               (e)          “Compensation” means, for Offering Periods commencing prior to November 15, 2000, all regular straight time earnings, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other compensation.  For Offering Periods commencing on or after November 15, 2000, “Compensation” shall mean all regular and recurring straight time earnings, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, but exclusive of other compensation.

               (f)          “Designated Subsidiary” means any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

               (g)          “Employee” means any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least 20 hours per week and more than five months in a calendar year.  For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence approved in writing by the Company.  Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.  It shall not include any independent contractors providing services to the Company or its Subsidiaries, regardless of the length of such service.

               (h)          “Enrollment Date” means the first Trading Day of each Offering Period.

               (i)          “Exercise Date” means the last Trading Day of each Purchase Period.

               (j)          “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

                              (1)          If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported by The Wall Street Journal or such other source as the Board deems reliable;

                              (2)          If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported by The Wall Street Journal or such other source as the Board deems reliable; or

                              (3)          In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

               (k)          “Offering Periods” means a period of approximately 12 months during which an option granted pursuant to the Plan may be exercised as further described in Section 4, except that the Offering Period that began October 1, 1998 will end on September 29, 2000 and an Offering Period shall commence on October 1, 2000 and end on November 14, 2000.  The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20 of this Plan.

               (l)          “Plan” means this Amended and Restated Employee Stock Purchase Plan.

               (m)          “Purchase Period” means the approximately six-month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date.  Notwithstanding the foregoing, with respect to the Offering Period commencing upon October 1, 2000 and ending on November 14, 2000, “Purchase Period” shall be the same (approximately) six week period.

               (n)          “Purchase Price” means 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that with respect to the Offering Periods commencing on or after January 1, 1999, unless otherwise directed by the Board, if the Fair Market Value of a share of Common Stock on the date on which additional shares of Common Stock (the “New Shares”) are authorized for issuance hereunder by the Company’s stockholders (the “Authorization Date”) is higher than the Fair Market Value of a share of Common Stock on the Enrollment Date of any outstanding Offering Period that commenced prior to the Authorization Date, the Purchase Price for only New Shares to be issued on any remaining Exercise Date of any Offering Period in effect on the Authorization Date shall be 85% of the Fair

Market Value of a share of Common Stock on the Authorization Date or on the Exercise Date, whichever is lower.  The Purchase Price may be adjusted by the Board pursuant to Section 20.

               (o)          “Reserves” means the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under option.

               (p)          “Subsidiary” means any corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

               (q)          “Trading Day” means a day on which national stock exchanges and the Nasdaq System are open for trading.

3.           ELIGIBILITY.

               (a)          Any Employee who is employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

               (b)          Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock ownership would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase shares possessing five percent or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries accrue (i.e., become exercisable) at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.            OFFERING PERIODS.  The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 15 and November 15 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof, except as set forth in this Section 4.  The first Offering Period of the Plan as amended and restated shall commence with the first Trading Day on or after May 15, 1999 and end on the last Trading Day on or before May 14, 2000.  The Offering Period which began on October 1, 1998 will end on September 29, 2000 and an Offering Period shall commence on October 1, 2000 and end on November 14, 2000. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval, if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.            PARTICIPATION.

               (a)          An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form provided by the Company and filing it with the Company payroll office prior to the applicable Enrollment Date, unless a later time for filing the subscription agreement is set for all eligible Employees with respect to such Offering Period.

               (b)          Payroll deductions for a participant shall commence with the first payroll following the Enrollment Date and shall end on the last payroll for the Offering Period to which the subscription agreement applies, unless sooner terminated by the participant as provided in Section 10.

6.            PAYROLL DEDUCTIONS.

               (a)          At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each payday during all subsequent Offering Periods commencing prior to November 15, 2000 in an amount not exceeding 10%, and during all Offering Periods commencing on or after November 15, 2000 in an amount not exceeding 15%, or such other rate as may be determined from time to time by the Board, expressed as a whole percent, of the Compensation which he or she receives on such payday during said Offering Period and the aggregate of such deduction during the Offering Period shall not exceed 10% or 15%, as applicable in accordance with the foregoing, of the aggregate Compensation during such Offering Period.

               (b)          All payroll deductions authorized by a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only.  A participant may not make any additional payments into such account.

               (c)          A participant may discontinue his or her participation in the Plan as provided in Section 10, or may decrease the rate of his or her payroll deductions (but not below 1%) effective immediately or may increase (but not above 10% and for Offering Periods commencing on or after November 15, 2000, not above 15%) the rate of his payroll deductions effective as of the first date of the next Purchase Period within such Offering Period by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction.  The Board may, in its discretion, limit the number of participation rate changes during any Offering Period.  The change in rate shall be effective as soon as administratively feasible following the Company’s receipt of the new authorization.  A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10.

               (d)          Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) of the Plan, a participant’s payroll deductions may be automatically decreased to zero percent at any time during a Purchase Period.  Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

               (e)          At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state or other tax withholding obligations, if any, which arise on the exercise of the option or the disposition of the Common Stock.  At any time the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.            GRANT OF OPTION.  On each Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of full shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated for that Exercise Date and retained in the Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase more than 1,000 shares in each Purchase Period within Offering Periods commencing in May 2003, provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13.  The Board may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Employee may purchase during each Purchase Period of such Offering Period.  Exercise of the option shall occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10.  The option shall expire on the last day of the Offering Period.

8.           EXERCISE OF OPTION.

               (a)          Unless a participant withdraws from the Offering Period as provided in Section 10, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased at the applicable Purchase Price with the accumulated payroll deductions in his or her account.  For this purpose, only payroll deductions from payroll dates that are more than three business days before an Exercise Date will be applied to the purchase of shares on that Exercise Date.  Payroll deductions from payroll dates that occur on an Exercise Date or within three business days before an Exercise Date will be applied to the purchase of shares on the next following Exercise Date. In any event, no fractional shares will be purchased.  Any payroll deductions accumulated in a participant’s account that are not sufficient to purchase a full share or that exceed the $25,000 cap described in Section 3 above will be refunded to the participant following the purchase of shares, subject to earlier withdrawal by the participant as provided in Section 10 or unless the Offering Period has been over-subscribed, in which event such amount shall be refunded to the participant.  During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by the participant.

               (b)          If the Board determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Board may in its sole discretion provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and (x) continue all Offering Periods then in effect, or (y) terminate any or all Offering Periods then in effect pursuant to Section 20.  The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.           DELIVERY.  As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange for the shares purchased upon exercise of his or her option to be electronically credited to the participant’s brokerage account at the securities brokerage firms designated by the Company for its direct deposit program from time to time.

10.         WITHDRAWAL; TERMINATION OF EMPLOYMENT.

               (a)          A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company on a form provided for such purpose.  All of the participant’s payroll deductions credited to his or her account will be paid to the participant as soon as practicable after receipt of the notice of withdrawal, his or her option for the current Offering Period will be automatically canceled, and no further payroll deductions for the purchase of shares will be made during such Offering Period.  If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

               (b)          A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period which begins after the end of the Offering Period from which the participant withdraws or in any similar plan which may hereafter be adopted by the Company.

11.         TERMINATION OF EMPLOYMENT.  Upon a participant’s ceasing to be an Employee for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions accumulated in his or her account during the Offering Period but not yet used to exercise the option will be returned to him or her as soon as practicable after such termination or, in the case of death, to the person or persons entitled thereto under Section 15, and his or her option will be automatically terminated.  The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice. In the case of death of the participant, the payroll deductions credited to the participant’s account will be paid to the person or persons entitled thereto under paragraph 15, and such participant’s option will be automatically terminated, except that the beneficiary may elect to have funds remain in the participant’s account until the next Exercise Date in case which the shares purchased with the funds in the participant’s account at the time of death in accordance with paragraph 8 will be forwarded to the beneficiary.

12.         INTEREST.  No interest shall accrue on the payroll deductions of a participant in the Plan.

13.         STOCK.

               (a)          Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of the Company’s Common Stock which shall be reserved for sale under the Plan shall be 69,314,110 shares, subject to stockholder approval at the Company’s annual meeting on May 6, 2004, plus an annual increase to be added as of the first day of each fiscal year by an amount equal to (x) 1.15% of the shares of the Company’s Common Stock issued and outstanding on the last day of the immediately preceding fiscal year less (y) the number of shares available for future option grants under the Plan on the last day of the immediately preceding fiscal year, or a lesser amount determined by the Board, but not to exceed 3,000,000 shares (subject to any adjustment pursuant to Section 19) in any fiscal year.

               (b)          The participant will have no interest or voting rights in shares covered by his or her option until such option has been exercised.

               (c)          Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14.         ADMINISTRATION.  The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board.  The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.  Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

15.         DESIGNATION OF BENEFICIARY.

               (a)          A participant may file a written designation of a beneficiary who is to receive shares and/or cash, if any, from the participant’s account under the Plan in the event of such participant’s death at a time when cash or shares are held for his or her account.  If the participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

               (b)          Such designation of beneficiary may be changed by the participant at any time by written notice.  In the event of the death of a participant in the absence of a valid designation of a beneficiary who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant; or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may reasonably designate.

16.         TRANSFERABILITY.  Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15 hereof) by the participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

17.         USE OF FUNDS.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.         REPORTS.  Individual accounts will be maintained for each participant in the Plan.  Statements of account will be given to participating Employees at least annually, and will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance to be refunded, if any.

19.         ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

               (a)          Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Purchase Period (under Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to option.

               (b)          Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Board.  The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation.  The Company shall notify each participant in writing at least ten business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

               (c)          Merger or Asset Sale.  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of the successor corporation.  If the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date.  The New Exercise Date shall be before the date of the Company’s proposed sale or merger.  The Company shall notify each participant in writing prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

20.         AMENDMENT OR TERMINATION.

               (a)          The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan.  Except as provided in Section 19, no such termination will affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders.  Except as provided in Section 19 and this Section 20, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant.  To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

               (b)          Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation and establish such other limitations or procedures as the Board determines in its sole discretion advisable which are consistent with the Plan.

               (c)          In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

                              (i)          altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

                              (ii)         shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

                              (iii)        allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21.         NOTICES.  All notices or other communications by a participant to the Company in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.  Notices given by means of the Company’s intranet (Planet) or similar system will be deemed to be written notices under the Plan.

22.         CONDITIONS UPON ISSUANCE OF SHARES.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, if required by applicable securities laws, the Company may require the participant for whose account the option is being exercised to represent and warrant at the time of such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.         TERM OF PLAN.  The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors of the Company or it is approved by the stockholders.  It shall continue in effect for a term of 10 years unless sooner terminated under Section 20.

24.         EMPLOYMENT RELATIONSHIP  Nothing in the Plan shall be construed as creating a contract for employment for any period or shall interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any participant’s employment relationship at any time, with or without cause, nor confer upon any participant any right to continue in the employ of the Company or any Subsidiary.